SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report: September 24, 2012

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
Incorporation or organization)		Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

(714) 427-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Compensatory Arrangements of Certain Officers.

(e) On September 24, 2012, the Compensation Committee of the Board of Directors of Corinthian Colleges, Inc. (the “Company”), approved an amendment and extension (the “Amendment”) of the employment agreement (as amended, the “Employment Agreement”) between the Company and Jack Massimino, the Company’s Chairman and Chief Executive Officer. Mr. Massimino’s original employment agreement was dated August 21, 2007, and a form of that agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 27, 2007.

The Amendment extends the term of the Employment Agreement to March 17, 2013, so that it will be coterminous with the employment agreements of certain of the Company’s other executive officers (including other “named executive officers”).  The Amendment also eliminates from the Employment Agreement a change in control tax “gross up” provision, which had provided that if a payment to Mr. Massimino following a change in control of the Company results in the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986 (as amended, the “Code”), Mr. Massimino would be entitled to receive an additional payment so that, after Mr. Massimino’s payment of all applicable excise taxes, he would have retained an amount equal to the amount he would have received had no excise tax been imposed.  The Amendment replaces the “gross up” provision with a “best net” provision, so that if payments made to Mr. Massimino following a change in control of the Company would result in the imposition of excise taxes under Section 4999 of the Code, then the payments would be reduced to one dollar less than the amount that would trigger the excise tax payment, but only if such reduction would yield an after-tax benefit to Mr. Massimino that is greater, after giving effect to such reduction, than if no such reduction had been made.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01       FINANCIAL STATEMENTS AND EXHIBITS.

(d)        Exhibits.

The exhibit is listed in the Exhibit Index set forth on the following page of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

September 28, 2012	/s/ Stan Mortensen
Stan Mortensen
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Employment Agreement dated as of September 24, 2012, by and between Corinthian Colleges, Inc. and Jack Massimino.